Exhibit 10.5

THIRD AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

WHEREAS, an Investment Management Agreement dated April 1, 2008 was entered into by and between Montpelier Reinsurance Ltd., a Bermuda corporation, located at Montpelier House, 94 Pitts Bay Road, P.O. Box HM2079, Hamilton HR HX, Bermuda (the “Client”), and KVO Capital Management, LLC, a Delaware limited liability company, located at 33 S. Main Street, Suite 3, Hanover, NH 03755 (the “Adviser”); and

WHEREAS, the Client and the Adviser amended the Investment Management Agreement, effective as of March 10, 2009 to reflect the addition of a separate account runoff portfolio; and

WHEREAS, the Client and the Adviser amended the Investment Management Agreement, effective as of March 11, 2010 to reflect the addition of separate account runoff portfolios (the Investment Management Agreement, previously amended, the “Agreement”);

WHEREAS, the Client and the Adviser now wish to amend the Agreement, effective as of July 28, 2010 to reflect a reduction in assets in the KVO Equity Portfolio and a change in fee structure (the “Third Amendment”).

NOW, THEREFORE, pursuant to Section 15 of the Agreement, the Client and the Adviser hereby amend the Agreement as follows:

I.                                         Section I of the Agreement shall be amended as follows:

A new paragraph is hereby added to the end of Section 1 which reads as follows:

“The Adviser will distribute a minimum of $40 million of the net assets of the KVO Equity Portfolio Account to the Client by July 31, 2010.  The Client and the Adviser agree that whether more than $40 million of the net assets of the KVO Equity Portfolio Account are distributed to the Client by July 31, 2010 is in the sole and absolute discretion of the Adviser.  In addition, $25 million of net value will be moved from the KVO Equity Portfolio Account and invested in KVO Capital Offshore Fund, Ltd. (the “Fund”) on August 1, 2010 pursuant to a Subscription Agreement for Shares of the Fund executed by the Client concurrently with this Third Amendment and a side letter between the Fund and the Client executed concurrently with this Third Amendment.  The $25 million capital contribution to the Fund may be in cash or securities or some combination of both.  The proportions of cash and securities to be contributed to the Fund, and the selection of the specific securities (if any) to be contributed to the Fund, will be at the sole and absolute discretion of the Adviser.  The Adviser shall provide an estimate of the cash and securities to be contributed to the Fund to the Client on or before July 28, 2010.  The Client acknowledges that the Adviser will not finally determine the actual cash and securities to be contributed to the Fund until July 31, 2010, and that the actual cash and securities contributed to the Fund may vary from the estimate.  Should the Adviser determine that the variance is material, the Advisor will notify the Client on or before the transfer of assets to the Fund.  The Adviser shall make additional distributions to the Client from the KVO Equity Portfolio Account to reduce the net assets in the KVO Equity Portfolio Account to a maximum of $75 million by December 31, 2010.  The Client and the Adviser agree that whether the net assets in the KVO Equity Portfolio Account are reduced below $75 million by December 31, 2010 is in the sole and absolute discretion of the Adviser.  The Adviser agrees to use best efforts (consistent with prudent investment practices) to reduce the holdings of the KVO Equity Portfolio Account to no more than $10 million by March 31, 2011.  The Client will have the sole discretion to determine whether any portion of the KVO Equity Portfolio Account shall survive beyond June 30, 2011, and the Client shall notify the Adviser of its determination no later than June 24, 2011.  The Client may place additional assets in the KVO Equity Portfolio Account after the date of this Third Amendment only with the prior written approval of the Adviser.”

II.                                     The following Section shall be added to the end of the Agreement, immediately following Section 20. Counterparties:

“21.  Withdrawals by the Client

Notwithstanding anything to the contrary in the Agreement, the Client may not make any withdrawal from the KVO Equity Portfolio Account that would reduce the net assets in that account to less than $75 million before December 31, 2010, or to less than $10 million after December 31, 2010 and before March 31, 2011.  Notwithstanding anything to the contrary in the Agreement, the Client may not make any withdrawal from the KVO Equity Portfolio Account after March 31, 2011 and before June 30, 2011.  The Advisor and Client may mutually agree to make exceptions to these withdrawal limitations”

III.                                 Schedule A is hereby amended as follows:

These amendments shall be to the “Investment Guidelines With Respect To The KVO Equity Portfolio”

Section C, Item 1 Portfolio Constraints.  “1. Exposure to non-U.S. dollar assets will not exceed 20% of the portfolio” shall be deleted and replaced with: “Exposure to non-U.S. dollar assets will not exceed the greater of (i) $15 million and (ii) 20% of the investment portfolio.”

Section F, Part c.  Leverage and the short selling of securities, “c. The maximum aggregate net short exposure of the account is 30% of the account’s net asset value” shall be deleted and replaced with: “c. The maximum aggregate net short exposure of the account is 50% of the account’s net asset value.”

Section F, Part d.  Leverage and the short selling of securities, “d. The maximum aggregate gross short positions may be in an amount equal to the net asset value of the account, provided that the aggregate value of “naked” short positions on equity securities and call options (other than index based futures and ETF’s) shall not exceed 15% of the account’s net asset value” shall be deleted and replaced with: “d. The maximum aggregate gross short positions may be in an amount equal to 125% of the net asset value of the account, provided that the aggregate value of “naked” short positions on equity securities and call options (other than index based futures and ETF’s) shall not exceed the greater of (i) 15% of the account’s net asset value and (ii) $15 million.”

IV.                                 Schedule B is hereby amended as follows:

The Section entitled “The Fee charged on the Prospector Run-Off Portfolio will be as follows:” is hereby deleted.

Paragraph 1 of the Section entitled “The Fee charged on the KVO Equity Portfolio will be as follows:” is hereby deleted and replaced with the following:

“The Management Fee charged on the KVO Equity Portfolio will be as follows:

From the date of the Third Amendment through December 31, 2010, the monthly Management Fee for the KVO Equity Portfolio Account will be 1/12 x 1% of the net assets in the KVO Equity Portfolio Account.  This Management Fee shall be calculated as if there had been no distributions to the Client or withdrawals by the Client from the KVO Equity Portfolio Account in 2010 other than the $25 million transfer to the Fund when that occurs.  For the period beginning January 1, 2011 until the termination of this Agreement, no monthly Management Fee will be payable to the Adviser with respect to the KVO Equity Portfolio Account.”

V.                                     Schedule B shall be further amended as follows:

A new paragraph is hereby added to the end of Paragraph 2 of the Section entitled “The Fee charged on the KVO Equity Portfolio will be as follows:” which reads as follows:

“The Incentive Fee for the KVO Equity Portfolio Account shall continue to be paid in accordance with this Paragraph 2, and in accordance with Section 8(b) of this Agreement, will be paid by January 10, 2011 in respect to 2010 performance unless another date is mutually agreed upon between the Adviser and the Client.  Half of any such Incentive Fee with respect to 2010 shall be held in escrow by the Client, and is subject to claw-back based on 2011 performance as follows.  Once the net asset value of the KVO Equity Portfolio Account value falls below $10 million in 2011, the Client will pay to the Adviser half of the amount held in escrow; provided, however, that should the calculation of “Net Profits” on the date the KVO Equity Portfolio Account falls below $10 million reflect a net loss, the amount of the net loss shall be multiplied by 15%.  If the amount of the escrow exceeds the result of that calculation, then the Client shall promptly pay the Adviser the excess, up to one-half of the amount of the escrow; if the amount of the escrow is less than the result of that calculation, the Client shall not at that time release any portion of the escrow to the Adviser.  On June 30, 2011 or the termination of this Agreement, whichever occurs first, the Client will pay the 2011 Incentive Fee to the Adviser together with any remaining portion of the escrow; provided, however, that should the calculation of “Net Profits” on June 30, 2011 or the termination of this Agreement, whichever occurs first, reflect a net loss for 2011, the amount of the net loss shall be multiplied by 15%.  If the amount of the escrow exceeds the result of that calculation, then the Client shall promptly pay the Adviser the excess; if the amount of the escrow is less than the result of that calculation, the Client shall not release any portion of the escrow to the Adviser other than the return that has accrued on the escrowed funds, as described in the following sentence.  While the Client is holding the escrowed funds, they will accrue an annualized rate of return equal to 5.32 percent.  The Client will pay the Adviser the return that has accrued on the escrowed funds on June 30, 2011 or the termination of this Agreement, whichever occurs first.  For the avoidance of doubt, following the adoption of the Third

Amendment, the Incentive Fee shall continue to be calculated in accordance with this Paragraph 2, including, but not limited to, the application of any Loss Carryforward in regard to the calculation of any Incentive Fee for Net Profits in 2010 or 2011.  “Loss Carryforward” is defined as the cumulative net operating losses, if any, incurred in the KVO Equity Portfolio for calendar years prior to the current calendar year and not offset by subsequent Net Profits; provided, however, that the Loss Carryforward shall be reduced proportionately for withdrawals.”

IN WITNESS WHEREOF, the Client and the Adviser have caused this Third Amendment to Investment Management Agreement to be duly executed on the dates indicated below.

ADVISER:		CLIENT:

KVO CAPITAL MANAGEMENT, LLC		MONTPELIER REINSURANCE LTD.

By:	/s/ KERNAN V. OBERTING	By:	/s/ CHRISTOPHER L. HARRIS
Name: Kernan V. Oberting		Name: Christopher L. Harris
Title: Managing Member		Title: Chief Executive Officer
Date: July 29, 2010		Date: July 29, 2010